Exhibit 10.(b)

CUMMINS ENGINE COMPANY, INC.

TARGET BONUS PLAN

(Amended as of December 10, 1996
and February 12, 2001)

1.  Purpose.  The Target Bonus Plan is designed to (i) reinforce the financial objectives of the Company in the minds of management and other employees, (ii) attain and maintain a leadership position for the Company in its method of compensating employees consistent with the relative size of the Company, the industry in which the Company competes, and the relative performance of employees, (iii) recognize the performance of the Company as a whole, maximizing the contributions of the Company’s various businesses, and (iv) reward both team and individual performance.  The Plan is an incentive plan providing compensation that varies with the financial results of the Company.

2.             Philosophy.  Bonus payments should relate to the importance of the employee’s position in influencing Company performance, the financial performance of the Company during a Quarter, and the performance of the individual during that Quarter.  Bonus payments should encourage and promote outstanding decisions and efforts by teams and individuals for the benefit of the Company.

3.             Definitions.

(a)           “Base Salary” means the salary paid to a Participant during a Quarter, exclusive of allowances, incentive pay, reimbursed expenses, fringe benefits and other similar forms of payment.

(b)           “Compensation Committee” or “Committee” means the Compensation Committee of the Board of Directors of the Company.

(c)           “Company” means Cummins Engine Company, Inc.

(d)           “Participant” means an officer of the Company designated by the Compensation Committee, or other employees as designated by the President of the Company or his designee.

(e)           “Performance Measure” means the Company’s, or a designated business segment of the Company’s,  return on equity, return on sales, net income, sales growth, return on assets, total shareholder return, free cash flow, or a combination thereof.

(f)            “Plan” means the Target Bonus Plan described herein.

(g)           “Plan Year” means the Company’s fiscal year.

(h)           “Quarter” means a fiscal quarter of the Company.

(i)            “Target Bonus” means an incentive bonus amount described in section 7 of the Plan.

(j)            “Target Bonus Percentage” means a percentage of the Participant’s Base Salary intended to be paid as a Target Bonus under the Plan.

4.             Eligibility.  The Company shall designate the Participants each Plan Year and establish the Target Bonus Percentage applicable to each Participant.  The Company shall have the power to change the Target Bonus Percentage of a Participant or remove one or more Participants from the Plan.

5.             Target Bonus Percentage.   The Target Bonus Percentage assigned to each Participant by the Committee shall be based on various criteria applicable to the Participant including, but not limited to

(i) the scope and breadth of the Participant’s management position, (ii) opportunity for independent thought and action, (iii) effect on the Company’s financial performance, (iv) role in decision-making, (v) working relationships within the Company, and (vi) the level of compensation prevailing in the industry in which the Company competes.

6.             Bonus Payout Schedule.  A Bonus Payout Schedule will be calculated by the Committee and communicated to Participants.  The Bonus Payout Schedule will specify the Performance Measure and the performance level against the measure during the Quarter required to achieve each payout factor (“Bonus Factor”).  In addition to specifying the Performance Measure, the Committee may, in its discretion, specify that up to 20% of the determination of each Bonus Factor also be based upon achieving certain other financial or non-financial goals and objectives.  The “Target Performance” is that performance which provides a 1.0 Bonus Factor.

7.             Target Bonus.  A Target Bonus is calculated for each Participant by multiplying Base Salary times the Target Bonus Percentage designated for the Participant.

8.             Earned Bonus.  Performance during the Quarter in excess of the Target Performance or performance less than the Target Performance will result in an increased or diminished bonus, respectively, from the Target Bonus communicated to the Participant.  The “Earned Bonus” will be calculated by multiplying the Target Bonus Percentage times the Participant’s Base Salary times the Bonus Factor associated with the actual performance for that Quarter as specified in the Bonus Payout Schedule in effect for the Plan Year containing the Quarter.

9.             Change in Accounting Standards.  For purposes of determining the Bonus Factor, the Company’s actual performance under the Performer Measure will exclude extraordinary charges and credits which result from a change in accounting standards of the Company.

10.           Adjustment for Individual Performance.  The Earned Bonus will be the bonus paid, except in unusual circumstances where poor individual performance justifies a reduced bonus.

11.           Termination of Employment.  During any Quarter that a Participant’s employment is voluntarily or involuntarily terminated, including termination due to death, disability or retirement, the amount of the Earned Bonus for that Quarter will be paid to the Participant or his or her legal representative or estate, whichever is applicable.

12.           Bonus Distribution Date.  Any Earned Bonus will be distributed as soon as practicable following the determination of actual performance.  In general, the Earned Bonus will be distributed approximately six (6) weeks following the end of the Quarter in which earned; provided however, payments under the Plan may be deferred pursuant to the Company’s Deferred Compensation Plan.

13.           Administration.  The Plan shall be administered by the Compensation Committee.  No member of the Committee shall be eligible to receive a bonus under this Plan while serving on the Committee.  The Committee shall have authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.  Notwithstanding any other provision of the Plan to the contrary, the Committee may impose such conditions on participation in and bonuses under the Plan as it deems appropriate.

14.           Optional Administration as Annual Plan.  The Plan is designed to operate primarily as a quarterly plan, measuring Company performance and paying Target Bonuses on the basis of quarterly results.  From time-to-time, however, the Committee may, in its sole discretion determine it wishes to measure performance and pay Target Bonuses on the basis of a Plan Year.  In the event such a determination is made, all references contained in this Plan to the term “Quarter” shall be deemed to mean “Plan Year” as the context requires.

15.           Amendment and Termination.  The Board of Directors may at any time amend, modify, alter or terminate this Plan.

16.           Governing Law.  This Plan and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of Indiana and construed accordingly.

17.           Miscellaneous.  There shall be no bonus pool or cumulative bonus pool.  This Plan is based upon the number of Participants, the Target Bonus Percentages, the Bonus Factors and the Base Salaries of the Participants.